BROKER-DEALER SERVICES AGREEMENT

This Broker-Dealer Service Agreement ("Agreement") is made and entered into as of March 21 , 2020 by and between JumpStart
Securities, LLC ("Jumpstart", "us, "our", or "we") and Atlis Motor Vehicles ("Issuer", "you" or "your").

Whereas, Jumpstart is a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority ("FINRA") providing capital markets compliance and other services for market participants, including issuers conducting offerings of securities pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), including Regulation A, as amended. In servicing this market, Jumpstart has created and maintains proprietary tools and technology, negotiated third-party integrations, and has developed operational services, including limited customer service and compliance, to provide certain back-end tools and specific compliance services to issuers raising capital, and,

Whereas, Issuer is undertaking a capital raising effort pursuant to the exemption from registration (the "Offering"); and,

Whereas Issuer recognizes the benefit of having Jumpstart as a regulated market participant, provide certain support services as described herein for proposed investors in its Offering, and therefore Issuer desires to retain Jumpstart and Jumpstart desires to be retained by Issuer pursuant to the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Retention:

a. Issuer hereby retains Jumpstart to provide the services set forth in Section 2 below (the "Services") during the Offering period, commencing on the date hereof and until the earlier of the completion or cancellation of the Offering or the termination of this Agreement as provided in Section 8 hereof.

b. Jumpstart shall serve as the back-office service provider for all potential investors in the Offering as requested by the Issuer.
However, Jumpstart will not provide services for any investors who are introduced to the Offering by a registered broker-dealer that entered into a selling agreement with Issuer.

c. Issuer agrees to provide Jumpstart with due diligence information and materials as it reasonably requests and undertakes to update such information and materials throughout the Offering as may be necessary for accuracy.

d. Jumpstart will not advise Issuer or any prospective investor with respect to the Offering, or the terms and structure thereof, which will be determined solely and exclusively by Issuer and its advisers in meeting its capital needs, but will assist in advising concerning marketing and distribution. Issuer will provide Jumpstart with copies of the Offering materials and disclosures, including the investor subscription agreement and the offering circular (collectively, the "Offering Circular"). Under no circumstances shall any communication, whether oral or written, be construed or relied on by Issuer as advice from Jumpstart. Issuer acknowledges that Jumpstart is not acting as a placement agent or underwriter for the Offering and has not and will not at any time provide any securities, financing, legal or accounting advice to Issuer. Issuer represents that it will only rely on the advice of its securities counsel, accountants and/or auditors, and any placement agent or underwriter. Further, Issuer acknowledges and understands that Jumpstart will not have any direct communication with investors other than unsolicited contact that will be redirected to Issuer or Issuer's designees.

2. Services:

a. JumpStart Securities Responsibilities -
JumpStart agrees to:

i. Phase one:

A. Advisory services, covering in-depth analysis and assessment activities on the offering, business feasibility, business analysis, marketing approach, management experience with offerings, and certain out-of-pocket expenses for other analysis work/activities, such as legal work, diligence, etc.

ii. Phase two:

A. As part of a fee selection in Section 3c, JumpStart Securities may Market the offering to its previous investors, potential investors, and solicit interest from investors that meet the suitability, sophistication, and purchase criteria for the Offering;

B. Accept investor data from Issuer, generally via any software system used to capture investors, but also via other means as may be established by mutual agreement of the Parties;

C. Review and process information from potential investors, including but not limited to running reasonable background checks for anti-money laundering ("AML."), IRS tax fraud identification and USA PATRIOT Act purposes, and gather and review responses to customer identification information;

D. Verification of accredited investor status of each investor, as applicable in Regulation D, Rule 506c offerings;

E. Review subscription agreements received from prospective investors to confirm they are complete;

F. Contact Issuer and/or Issuer's designees, if needed, to gather additional information or clarification from prospective investors;


G. Advise Issuer as to permitted investment limits for investors pursuant to Regulation D, Rule 506(c);

H. Provide Issuer with prompt notice about inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

I. Serve as registered agent where required for state blue sky requirements, but in no circumstance will Jumpstart solicit a securities transaction, recommend the Issuer's securities or provide investment advice to any prospective investor;

J. Transmit data to transfer agent as book-entry data for maintaining Issuer's responsibilities for managing investors
(investor relationship management, aka "CRM") and for maintaining future good-delivery and recordkeeping;

K. Transmit any checks received from subscribers promptly upon settlement.

b. Issuer Responsibilities - Issuer agrees to:
i. Refer investor data, at its sole and arbitrary discretion, to Jumpstart Securities;
ii. Ensure investors understand they are making a "self-directed" decision, and provide Jumpstart with all information and data required to ascertain whether the investor is eligible to invest in the Offering and the investment threshold, if applicable;
iii. Immediately, but not later than within 24 hours, notify Jumpstart with details of any notices, requests, complaints or actions of or by any regulators, law enforcement, investors, trade associations or legal counsel regarding the Offering;
iv. Comply with state and federal laws and rules; and
v. Not compensate any unregistered person directly or indirectly with any fees, commissions or other consideration based upon the amount, sale of securities or success of an Offering.


c. Marketing of Offering - Issuer represents that it will ensure the marketing and promotional activities it engages in, as related to the Offering, are not materially misleading and in compliance with all SEC rules and regulatory guidance, as well as industry best practices. Issuer will not compensate any person for directly selling securities unless such person is associated with a FINRA member brokerdealer and is appropriately registered with both the SEC and the state(s) in which the investors reside. Issuer may use Jumpstart's name but only to extent set forth in Section 6 of this Agreement.


3. Compensation: For services provided under this Agreement, the terms and payments shall be:

a. Advisory Service Fee. We will pay Jumpstart Securities, LLC a $10,000 advisory fee for providing initial analysis work in the first phase of services.
b. Administrative Service Fees: During the second phase of services, additionally, we will pay Jumpstart Securities, LLC the following administrative service fee:
1) fee per AML check executed, below,
2) fee per AML exception, as described in the fees below, and
3) accredited investor verification fee.
Administrative service fees will be charged to Issuer at the time of the subscription.

i.    US Individual $2
ii.   US Entity $5
iii.  CA/UK Individual $5
iv.   CA/UK Entity $75
v.    International Individual $60
vi.   International Entity $75
vii.  AML Exceptions $15O/investor owed upon exception
viii. Investor verification $45/verification owed upon subscription

c. Broker-Dealer Close Fees: During the second phase of services, a broker-dealer fee will be as selected below. Please select one.

    Marketing fee, including broker of record service fee of 3.25% (three and one quarter percent) of the aggregate amount of gross Offering proceeds received, and that are accepted, by the Issuer for use of Jumpstart's marketing services in state notice filings required for the Offering and review of subscription information for accuracy, completeness, and compliance with Regulation D guidelines. Such fee shall not apply for any investor purchasing directly through Issuer wherein such investor is a contact of Issuer, and shall not apply to any investor referred by any other broker-dealer to Issuer.

(selected} Broker of record fee of 1.50% (one and one half percent) of the aggregate amount of gross Offering proceeds received, and that are accepted by the Issuer.

Fees may be reduced on a case-by-case basis, or as required in compliance with FINRA rules. For these purposes, an email from Jumpstart to Issuer will constitute sufficient evidence of an alteration of the fees contained in this Agreement. Any alteration to the fees shall not be interpreted to be, or constitute an amendment or general waiver of other terms of this Agreement unless specifically set forth by Jumpstart in writing.

d. Expenses: Issuer will be responsible for and pay directly (i) fees due to FINRA for filings made with respect to the Offering, if necessary. Pre-approved Travel and Offering expense reimbursements may also be paid to Jumpstart Securities for out-of-pocket expenses (not to exceed $2,500). If expenses are expected to exceed $2,500 they will be pre-approved. Receipts would be presented with the requested reimbursements.

e. Payment Terms: Jumpstart will charge Administrative service fees directly to Issuer via ACHdebit and Issuer hereby authorizes such payment. Brokerage service fees are due upon the sale of securities to investors and Issuer agrees and directs that they will be paid from the flow of funds upon the acceptance by the Issuer of any investor, with such acceptance being conditional on the terms of the Offering. Once the Issuer countersigns the investor subscription the investors are accepted. The parties shall have the reasonable right to obtain documentation concerning the details of the payments due.

4. Warranties and Representations: The Issuer and Jumpstart represent and warrant that each has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound, and further:

a. Jumpstart warrants and represents to the Issuer that:
i. It is an SEC registered, FINRA member, SIPC insured firm in good standing and licensed to conduct securities business;
ii.  It is duly registered in states where investors reside;
iii. Its personnel who provide services to the Issuer are licensed securities representatives and/or principals, as required by regulations for the business being conducted;
iv. It will not compensate any unregistered person with any fees based upon the amount or success of any investment in the Offering;
v. It will not solicit or sell investors any other services or investment products; and
vi. It will not provide any investment advice nor any investment solicitation or recommendations to any investor.


b. Issuer warrants and represents to Jumpstart that:
i. The offering materials will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ii. It will duly comply with all applicable state and Federal laws, rules and regulations and make all filings as required.

5. Non-Exclusivity, No Underwriting: This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any business activities.

6. Limited License of Trademarks. During the term of this Agreement, Issuer may request to use Jumpstart's name, logo and trademarks on its website and other marketing materials, but Jumpstart must approve in advance the specific usesnintended by Issuer. Generally, the use of Jumpstart's name, logo or trademarks is not used in a manner that implies the Offering is endorsed, recommended, or vetted by Jumpstart, or that Issuer or its agents are authorized to act as a securities agent or a representative of Jumpstart. Furthermore, it is agreed that Jumpstart and Issuer each, in perpetuity, have the option to use the name and logo of one another in disclosing the existence of this business relationship.

7. Independent Contractor: It is agreed that Jumpstart and Issuer are independent contractors for the business and services provided hereunder. Under no circumstances shall this Agreement be deemed to imply or infer that Issuer and Jumpstart have anything other than an arm's length and independent relationship. Both Jumpstart and Issuer shall be individually responsible and liable for their own respective federal, state, local and other taxes or fees, as well as all costs associated with their businesses. Jumpstart is not a fiduciary of the Issuer or its management or board of directors in regard to any of the Services provided under this Agreement.

8. Term and Termination: This Agreement is effective beginning on the date set forth above through the completion or cancellation of the Offering unless terminated by either Party pursuant to this Section 8.

a. Either Party may terminate their participation in this Agreement without cause by giving 10 days' notice via email to the other at any time. Such termination shall only affect future business and not apply to transactions or other business conducted prior to the date of termination.
b. Either Party may terminate their participation in this Agreement for a material breach of this Agreement immediately by giving notice via email to the other at any time. Such termination shall only affect future business and not apply to transactions or other business conducted prior to the date of termination. The non-breaching Party has the sole discretion to grant a period to cure by giving notice via email of the time period for such cure.
However, the grant of a cure period does not waive any indemnification or rights of the non-breaching Party to pursue all remedies.
c. In the event of any termination, the responsibilities of each party detailed in Section 2 shall cease.
d. If the agreement is terminated by Issuer, Issuer will reimburse Jumpstart for its actual, documented out-of-pocket expenses up to an aggregate cap of $10,000 (except if termination is for breach of the Agreement by Jumpstart).


9. Mutual Indemnification: The Parties hereby agree as follows:

a. To the extent permitted by law, the Issuer will indemnify Jumpstart and its affiliates, stockholders, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this engagement letter, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from Jumpstart's willful misconduct or gross negligence in performing the services described herein.


b. Promptly after receipt by Jumpstart of notice of any claim or the commencement of any action or proceeding with respect to which
Jumpstart is entitled to indemnity hereunder, Jumpstart will notify the Issuer in writing of such claim or of the commencement of such action or proceeding, and the Issuer will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to Jumpstart and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, Jumpstart will be entitled to employ counsel separate from counsel for the Issuer and from any other party in such action if counsel for Jumpstart reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Issuer and Jumpstart. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Issuer, in addition to local counsel. The Issuer will have the exclusive right to settle the claim or proceeding provided that the Issuer will not settle any such claim, action or proceeding without the prior written consent of Jumpstart, which will not be unreasonably withheld.
c. The Issuer agrees to notify Jumpstart promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this engagement letter.
d. If for any reason the foregoing indemnity is unavailable to Jumpstart or insufficient to hold Jumpstart harmless, then the Issuer shall contribute to the amount paid or payable by Jumpstart as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Issuer on the one hand and Jumpstart on the other, but also the relative fault of the Issuer on the one hand and Jumpstart on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, Jumpstart's share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by Jumpstart under this engagement letter (excluding any amounts received as reimbursement of expenses incurred by Jumpstart).

10. Certain Placement Procedures. On or prior to the date the securities are made available for purchase by subscribers for the purchase and sale of the securities to subscribers in the Offering (the "Closing Date"), Jumpstart shall have obtained from the Company the following:

a. Officers' Certificate signed by the Chairman of the Board or the Chief Executive Officer and the Secretary of the Company (in their capacities as such) to the effect that the Company has performed all covenants and complied with all conditions required by this Agreement to be performed or complied with by the Company, that the representations and warranties of the Company set forth herein and the disclosure provided in the offering materials are true and correct.
b. Secretary's Certificate signed by the Secretary ornAssistant Secretary of the Company, respectively, certifying
   (i) that the Certificate of Incorporation and Bylaws, as amended of the Company are true and complete, have not been modified and are in full force and effect,
   (ii) that the resolutions of the Company's
Board of Directors relating to the public offering contemplated by this Agreement are in full force and effect and have not been modified,
   (iii) as to the accuracy and completeness of allcorrespondence between the Company or its counsel and the Commission, and (iv) as to the incumbency of the officers of the Company. The documents referred to in such certificate shall be attached to such certificate.
c. Legal Opinion of Company Counsel and negative assurance statement with respect to offering customarily provided in public offerings addressed to Jumpstart Securities in form and substance satisfactory to Jumpstart Securities.

11. Confidentiality and Mutual Non-Disclosure: It is acknowledged that in the performance of this Agreement each party may become aware of and/or in possession of confidential, non-public information of the other party. Except as necessary in this Agreement's performance, or as authorized in writing by a Party or by law, the Parties (and their affiliated persons) shall not disclose or make use of such non-public information. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Jumpstart to maintain copies of practically all data, including communications and Offering materials, regardless of any termination of this Agreement. Notwithstanding the foregoing, information which is, or was, in the public domain (including having been published on the internet) is not subject to this section.
12. Notices: All notices given pursuant to this Agreement shall be in writing and sent via email to:
Jumpstart Securities, LLC
jonathan@jumpstartsecurities.com

13. Binding Arbitration, Applicable Law and Venue, Attorneys Fees:
This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC and FINRA, and laws of the State of New York, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the Financial Industry Regulatory Authority ("FINRA"), with venue in
 New York City, New York. Each of the parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney's fees .

14. Entire Agreement, Amendment, Severability and Force Majeure:
This Agreement contains the entire agreement between Issuer and Jumpstart regarding this Agreement. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of regulators, acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement must be amended in writing.

15. Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, delivered by facsimile or email, and a copy hereof that is properly executed and delivered by a party will be binding upon that party to the same extent as an original executed version hereof.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.


JumpStart Securities, LLC